Exhibit 99.1

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For Immediate Release

Danka to Withdraw American Depositary Shares (“ADSs”) Listing

from NASDAQ Capital Market; ADSs Expected to Trade on OTC

Bulletin Board

Company’s Primary Listing of Ordinary Shares on the London Stock Exchange

and Business Operations Not Affected

ST. PETERSBURG, FLORIDA (November 27, 2007) – Danka Business Systems PLC (NASDAQ: DANKY), whose primary listing of its ordinary shares is on the London Stock Exchange, today announced that the Company’s Board of Directors has determined to voluntarily delist its American Depositary Shares (“ADSs”) from the Nasdaq Capital Market and move them to the OTC Bulletin Board. The Company’s ordinary shares are unaffected by this action and will continue to trade on the London Stock Exchange.

Danka Chairman and Chief Executive Officer A.D. Frazier stated: “To be clear, our primary listing is in London and remains unchanged. As such, this decision does not impact the Company’s financial status, nor will it have an effect on the way we conduct our business or on the nature of our existing and future customer and partner relationships. This has been a year of transformation for Danka, highlighted just last week with the signing of two separate partnership initiatives designed to further reinforce the Company’s independent leadership position in the enterprise imaging marketplace.”

The Board of Directors arrived at this conclusion subsequent to a recent deficiency notification from the Nasdaq Listing Qualifications staff received on November 20, 2007 stating that the Company was not in compliance with the stockholders’ equity/market value of listed securities/net income continued listing requirement set forth in Nasdaq Marketplace Rule 4310(c)(3). Under Nasdaq rules, if the Company did not submit a plan of compliance on or before December 5, 2007 and did not regain compliance with the market value of listed securities requirement for a minimum of 10 consecutive business days within 30 calendar days from the date of the deficiency notification, Nasdaq Staff would have provided written notification to Danka that its ADSs would be delisted. At that time, the Company would have been permitted to appeal the Nasdaq Staff determination to a Nasdaq Listing Qualifications Panel.

The Board of Directors determined, after careful consideration of various business, legal, shareholder and compliance aspects of this matter, not to submit a plan of compliance and, instead, that voluntarily delisting and moving the Company’s ADSs to the OTC Bulletin Board is in the overall best interests of the Company’s shareholders. The following factors, among others, were considered by the Board of Directors in taking this action:

•	The reduction in costs associated with maintaining two separate exchange listings;

•	That the London Stock Exchange will continue to be the Company’s primary market as it is not necessary to maintain two separate exchange listings;

•	The continued availability of quotations and last sale information in the Company’s ADSs on the OTC Bulletin Board; and

•	The fact that the Company will remain a reporting company for SEC purposes and will continue to comply with all reporting requirements.

The Company had previously received a letter on August 29, 2007 from Nasdaq indicating that the Company was not in compliance with the continued listing requirement for minimum bid price on The Nasdaq Capital Market because the bid price of Danka’s ADSs had closed below the minimum $1.00 per share requirement for more than 30 consecutive days.

The OTC Bulletin Board is neither a “listed” market nor a “stock exchange.” Instead, it operates as a voluntary electronic quotation system that allows market makers to enter quotations in a security and offers investors real-time access to quotes, last-sale prices and volume information in over-the-counter equities.

The Company will file an application with the Securities and Exchange Commission on Form 25 to voluntarily delist its ADSs from the Nasdaq Capital Market. The delisting becomes effective ten days after the Form 25 is filed. The Form 25 is expected to be filed on or about December 7, 2007.

About Danka

Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the Company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the Company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:

Danka Investor Relations – Cheley Howes, 727-622-2760, cheley_howes@danka.com

The Dilenschneider Group – Rob Swadosh, 212-922-0900 ext. 132, rswadosh@dgi-nyc.com

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark. All other trademarks are the property of their respective owners